Exhibit 2(d)

Description of Rights of Each Class of Securities Registered under Section 12 of the Securities Exchange Act of 1934 (the “Exchange Act”)

American Depositary Shares (“ADSs”), each representing one common share of Gravity Co., Ltd. (“Gravity,” “we,” “company,” or “us”), are registered under Section 12(b) of the Exchange Act and are listed and traded on the NASDAQ Global Market. In connection with the listing of our ADSs, our common shares are also registered under Section 12(b) of the Exchange Act. This exhibit contains a description of the rights of the holders of (i) our common shares and (ii) our ADSs. Common shares underlying our ADSs are held by Citibank, N.A., as depositary, and holders of ADSs will not be treated as holders of our common shares.

Description of Common Shares

The following is a summary of material provisions of our currently effective memorandum and articles of association, as amended March 6, 2020 (the “Memorandum and Articles of Association”), as well as the relevant laws of the Republic of Korea (“Korea”) insofar as they relate to the material terms of our common shares. Notwithstanding this, because it is a summary, it may not contain all the information that you may otherwise deem important. For more complete information, you should read the entire Memorandum and Articles of Association, which has been filed with the SEC as an exhibit to our annual report on Form 20-F as of and for the year ended December 31, 2019 filed herewith (the “2019 Form 20-F”).

Type and Class of Securities (Item 9.A.5 of Form 20-F)

Each common share has a Won 500 par value. The number of common shares that have been issued and are outstanding as of the last day of the fiscal year ended December 31, 2019 is provided on the cover of the 2019 Form 20-F. Our common shares are not listed on any stock exchange or organized trading market, including in Korea. There is no public market for our common shares, although a small number of our common shares are traded in off‑market transactions involving private sales primarily in Korea.

Preemptive Rights (Item 9.A.3 of Form 20-F)

See “Item 10.B Memorandum and Articles of Association — Preemptive rights and issuance of additional shares” of the 2019 Form 20-F.

Limitations or Qualifications (Item 9.A.6 of Form 20-F)

Not applicable.

Rights of Other Types of Securities (Item 9.A.7 of Form 20-F)

Not applicable.

Rights of Common Shares (Item 10.B.3 of Form 20-F)

General. Our common shares are not listed on any stock exchange or organized trading market, including in Korea. There is no public market for our common shares, although a small number of our common shares are traded in off market transactions involving private sales primarily in Korea. Our transfer agent, Hana Bank, maintains the register of our shareholders at its office in Seoul, Korea. It registers transfers of shares on the register of shareholders upon presentation of the share certificates.

Dividends. See “Item 8.A Consolidated Statements and Other Financial Information —  Dividend Policy” and “Item 10.B Memorandum and Articles of Association — Dividends” of the 2019 Form 20-F.

Distribution of Free Shares. See “Item 10.B Memorandum and Articles of Association — Distribution of free shares” of the 2019 Form 20-F.

Voting Rights. See “Item 10.B Memorandum and Articles of Association — Voting rights” of the 2019 Form 20-F.

Transfer of Shares. See “Item 10.B Memorandum and Articles of Association — Transfer of Shares” of the 2019 Form 20-F.

Liquidation. See “Item 10.B Memorandum and Articles of Association — Liquidation rights” of the 2019 Form 20-F.

Calls on Shares and Forfeiture of Shares. Not applicable.

Redemption, Repurchase and Surrender of Shares. See “Item 10.B Memorandum and Articles of Association — Acquisition of our shares” of the 2019 Form 20-F.

Requirements to Change the Rights of Holders of Ordinary Shares (Item 10.B.4 of Form 20-F)

See “Item 10.B Memorandum and Articles of Association — Voting rights” and “Item 10.B Memorandum and Articles of Association — Rights of dissenting shareholders” of the 2019 Form 20-F.

Limitations on the Rights to Own Ordinary Shares (Item 10.B.6 of Form 20-F)

See “Item 10.D Exchange Controls — General” of the 2019 Form 20-F.

Provisions Affecting Any Change of Control (Item 10.B.7 of Form 20-F)

See “Item 10.B Memorandum and Articles of Association — Other provisions” of the 2019 Form 20-F.

Ownership Threshold (Item 10.B.8 of Form 20-F)

See “Item 10.B Memorandum and Articles of Association — Other provisions” of the 2019 Form 20-F.

Differences Between the Law of Different Jurisdictions (Item 10.B.9 of Form 20-F)

See “Item 6.C Board Practices — Corporate Governance Practices” of the 2019 Form 20-F.

Changes in Capital (Item 10.B.10 of Form 20-F)

See “Item 10.B Memorandum and Articles of Association — Other provisions” of the 2019 Form 20-F.

Debt Securities (Item 12.A of Form 20-F)

Not applicable.

Warrants and Rights (Item 12.B of Form 20-F)

Not applicable.

Other Securities (Item 12.C of Form 20-F)

Not applicable.

Description of American Depositary Shares (Items 12.D.1 and 12.D.2 of Form 20-F)

Description of ADSs and the Depositary (Items 12.D.1 and 12.D.2(a) of Form 20-F). Following our initial public offering on February 8, 2005, the ADSs were listed on the NASDAQ Stock Market’s the NASDAQ Global Market, formerly the NASDAQ National Market, under the symbol “GRVY.”  Other than from November 26, 2014 through August 27, 2018 (during which our ADSs were traded on the NASDAQ Capital Market), our ADSs have been traded on the NASDAQ Global Market under the same symbol.

We have appointed Citibank, N.A. as Depositary pursuant to an amended and restated deposit agreement dated November 6, 2018 (the “Deposit Agreement”). The Depositary’s principal office is located at 388 Greenwich Street, New York, New York 10013. Our custodian is Korea Securities Depository (the “Custodian”). Each ADS represents one common share and as of the date of our 2019 Form 20-F, 3,295,803 ADSs representing 3,295,803 shares of our common stock were outstanding.

A copy of the Deposit Agreement is on file with the SEC under cover of a registration statement on Form F-6, as filed with the SEC on October 19, 2018. You may also obtain a copy of the Deposit Agreement from the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549 and from the SEC’s website (www.sec.gov). Please refer to Registration Number 333-227893 when retrieving such copy.

The following is a summary description of the material terms of the Deposit Agreement, the ADSs and of your material rights as an owner of ADSs (the “Holders,” “you”). Please remember that summaries by their nature lack the precision of the information summarized and that the rights and obligations of a Holder will be determined by reference to the terms of the Deposit Agreement and not by this summary. For more complete information, you should read the entire Deposit Agreement and the form of American Depositary Receipt, which sets forth the rights and obligations of Holders and the rights and duties of the Depositary in respect of our common shares deposited thereunder (the “Common Shares”) and any and all other securities from time to time received and held on deposit in respect of the ADSs (the “Deposited Securities”) and any cash and other property held on deposit by the Depositary and Custodian in respect of the ADSs (together with the Deposited Securities, the “Deposited Property”).

Each ADS represents the right to receive one Common Share deposited under the Deposit Agreement with the Custodian. Upon acceptance of any ADSs issued in accordance with the Deposit Agreement you shall be deemed for all purposes to be a party to and bound by the terms of the Deposit Agreement and the applicable ADR(s), and (b) appoint the Depositary your attorney-in-fact, with full power to delegate, to act on your behalf and to take any and all actions contemplated in the Deposit Agreement and the applicable ADR(s), to adopt any and all procedures necessary to comply with applicable law and to take such action as the Depositary in its sole discretion may deem necessary or appropriate to carry out the purposes of the Deposit Agreement and the applicable ADR(s).

The Depositary has made arrangements for the acceptance of the ADSs into the Depositary Trust Company (the “DTC”). Holders of ADSs held through DTC must rely on the procedures of DTC to exercise and be entitled to any rights attributable to such ADSs. The Depositary may issue also uncertificated ADSs subject to the terms and conditions of the Deposit Agreement.

Voting Rights (Item 12.D.2(b) of Form 20-F). After receiving notice of any meeting where you are entitled to vote or provide your consents or proxies, the Depositary shall set the date by which you must submit your voting preferences (the “Record Date”). Voting instructions may be given only in respect of a number of ADSs representing an integral number of the deposited securities. Upon receipt of your voting preferences, the Depositary will endeavour to vote, or cause the Custodian to vote in accordance with your voting instructions. If the Depositary does not receive your instructions by the Record Date, you will be deemed to have instructed to give a discretionary proxy to a person designated by the Company, provided that this will not apply to any matter to which the Company informs the Depositary that we do not wish such proxy to be given, (ii) substantial opposition exists, or (iii) your rights may be adversely affected. If the Depositary timely receives voting instructions from you which fail to specify the manner in which the Depositary is to vote the Deposited Securities, the Depositary will deem you to have instructed the Depositary to (i) vote in accordance with management’s recommendation, and (ii) abstain from voting with respect to such item if such notice did not include management’s recommendation for such item. The Depositary shall, if requested in writing by us, represent all Deposited Securities for the sole purpose of establishing quorum at a meeting of shareholders.

Dividends (Item 12.D.2(c) of Form 20-F). Whenever we make a distribution of a cash dividend or other cash distribution in respect of any Deposited Securities, we shall give notice to the Depositary prior to the proposed distribution. Upon receipt of any cash dividend or other cash distribution on any Deposited Securities, or proceeds from the sale of any Deposited Property held in respect of the ADSs, the Depositary will convert any amounts received in a foreign currency to Dollars transferrable to the United States and distribute this amount (minus the applicable fees, charges and expenses as described in the Deposit Agreement) to you in proportion of the number of ADSs held.

Any balance not distributed shall be held by the Depositary and shall become part of the next sum received by the Depositary for distribution to Holders outstanding at the time of the next distribution. If Gravity, the Custodian or the Depositary withhold from any cash dividend or other cash distribution in respect of any Deposited Securities, or from any cash proceeds from the sales of Deposited Property, an amount on account of taxes, duties or other governmental charges, the amount distributed to you shall be reduced accordingly. The Depositary will hold any cash amounts it is unable to distribute in a non-interest bearing account for the benefit of the applicable Holders until the distribution can be effected or the funds that the Depositary holds must be escheated as unclaimed property.

Distributions (Item 12.D.2(e) of Form 20-F). Upon receipt of a notice indicating that we intend to distribute rights to subscribe for additional Common Shares, the Depositary shall make such rights available only if we have timely requested that such rights be made available, the Depositary shall have received reasonably satisfactory documentation, and the Depositary shall have determined that such distribution of rights is reasonably practicable. In the event all conditions set forth above are satisfied, the Depositary shall establish procedures to distribute rights to purchase additional ADSs, enable you to exercise such rights and deliver ADSs upon the valid exercise of such rights.

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Cash Distributions. Upon our notice and confirmation of any cash dividend or other cash distribution on any Deposited Securities, or proceeds from the sale of any Deposited Property held in respect of the ADSs, the Depositary will (if applicable) convert any foreign currency amounts to Dollars transferrable to the United States, promptly convert or cause to be converted such cash dividend, distribution or proceeds into Dollars, and distribute the amount thus received to you in proportion to the number of ADSs held.

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Common Share Distributions. Upon confirmation from the Custodian of the receipt of the Common Shares so distributed by us, the Depositary shall either distribute to you in proportion to the number of ADSs held, additional ADSs, which represent in the aggregate the number of Common Shares received as such dividend, or free distribution, or if additional ADSs are not so distributed, take all actions necessary so that each ADS issued and outstanding also represent rights and interests in the additional integral number of Common Shares distributed upon the Deposited Securities represented thereby.

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Elective Distributions in Cash or Shares. The Depositary shall make elective distribution available to you only if we shall have requested that the elective distribution be made available to you, the Depositary determines that such distribution is reasonably practicable and has received reasonably satisfactory documentation. If the above conditions are satisfied, the Depositary shall establish procedures to enable you to elect to receive the proposed distribution in cash or in additional ADSs. If you elect to receive the distribution in cash, the distribution shall be made as in the case of a distribution in cash. If you elect to receive the distribution in additional ADSs, the distribution shall be made as in the case of a distribution in Shares upon the terms described in the Deposit Agreement.

Redemption. Upon notice that we intend to exercise any right of redemption in respect of any of the Deposited Securities, the Depositary shall provide to you a notice of our intended exercise of the redemption rights. The Custodian will present to us the Deposited Securities in respect of which redemption rights are being exercised against payment of the applicable redemption price. Upon confirmation from the Custodian that the redemption has taken place and that funds representing the redemption price have been received, the Depositary shall convert, transfer, and distribute the proceeds, retire ADSs and cancel ADRs, if applicable, upon delivery of such ADSs by Holders. The redemption price per ADS shall be the dollar equivalent of the per share amount received by the Depositary upon the redemption of the Deposited Securities represented by ADSs multiplied by the number of Deposited Securities represented by each ADS redeemed.

Transfer, Combination and Split-Up (Item 12.D.2(f) of Form 20-F). The Depositary or any bank or trust company in New York which shall be appointed by the Depositary (the “Registrar”) shall register the transfer of ADRs (and of the ADSs represented thereby) on the books and the Depositary shall cancel such ADRs and execute new ADRs evidencing the same aggregate number of ADSs as those evidenced by the ADRs cancelled by the Depositary, cause the Registrar to countersign such new ADRs and deliver such new ADRs to the person entitled thereto, if each of the following conditions has been satisfied: the ADRs have been delivered by the Holder to the Depositary, the surrendered ADRs have been properly endorsed,  the surrendered ADRs have been duly stamped, and all applicable fees and charges of, and expenses incurred by, the Depositary and all applicable taxes and governmental charges have been paid.

The Registrar shall also register the split-up or combination of ADRs on the books and the Depositary shall cancel such ADRs and execute new ADRs for the number of ADSs requested, but in the aggregate not exceeding the number of ADSs evidenced by the ADRs cancelled by the Depositary, cause the Registrar to countersign such new ADRs and deliver such new ADRs to the Holder thereof, if each of the following conditions has been satisfied: (i) the ADRs have been delivered by the Holder to the Depositary and all applicable fees and charges of, and expenses incurred by, the Depositary and all applicable taxes and governmental charges have been paid.

Surrender of ADSs and Withdrawal of Deposited Securities (Item 12.D.2(i) of Form 20-F). You shall be entitled to delivery of the Deposited Securities upon satisfaction of each of the following conditions: you have delivered ADSs to the Depositary for the purpose of withdrawal of the Deposited Securities represented hereby, the ADR delivered to the Depositary for such purpose has been properly endorsed in blank or is accompanied by proper instruments of transfer in blank, if required by the Depositary, you have executed and delivered to the Depositary a written order directing the Depositary to cause the Deposited Securities being withdrawn to be delivered, and all applicable fees and charges of, and expenses incurred by, the Depositary and all applicable taxes and governmental charges have been paid.

Upon satisfaction of each of the conditions specified above, the Depositary shall cancel the ADSs delivered to it, shall direct the Registrar to record the cancellation of the ADSs delivered on the books, and shall direct the Custodian to deliver the Deposited Securities represented by the ADSs so cancelled together with any certificate or other document of title for the Deposited Securities. The Depositary shall not accept for surrender ADSs representing less than one Common Share. In the case of delivery of ADSs representing a number other than a whole number of Common Shares, the Depositary shall cause ownership of the appropriate whole number of Common Shares to be delivered and shall either return to the person surrendering such ADSs the number of ADSs representing any remaining fractional Share, or sell the fractional Share represented by the ADSs surrendered and remit the proceeds of such sale to the person surrendering the ADSs.

The Depositary may make delivery of any cash dividends or cash distributions, or any proceeds from the sale of any non-cash distributions, which are at the time held by the Depositary in respect of the Deposited Securities represented by the ADSs surrendered for cancellation and withdrawal. At your request and expense, the Depositary shall direct the Custodian to forward any Deposited Property held by the Custodian in respect of such ADSs to the Depositary for delivery.

As a condition precedent to the transfer or surrender of any ADS or your withdrawal of any Deposited Property, the Depositary may require (i) payment from the depositor of the Common Shares or of an ADR of a sum sufficient to reimburse it for any tax or other governmental charge and any stock transfer or registration fee and payment of any applicable fees and charges of the Depositary, (ii) satisfactory proof as to the identity and genuineness of any signature or any other matter contemplated, and (iii)  compliance with any laws or governmental regulations relating to the delivery of ADRs or ADSs or to the withdrawal of Deposited Securities. The registration of transfer of ADSs may be refused or the registration of transfers of ADSs generally may be suspended during any period when our transfer books or those of the Depositary or the Registrar are closed or if any such action is deemed necessary by the Depositary because of any requirement of law, regulation or other instance subject to the Deposit Agreement.

Fees and Charges. The Depositary, collects its fees for delivery and surrender of ADSs directly from you. The depositary collects fees for making distributions to you by deducting those fees from the amounts distributed or by selling a portion of distributable property to pay the fees. The depositary may generally refuse to provide fee‑attracting services until its fees for those services are paid.

Service	Rate	By Whom Paid

(1)   Issuance of ADSs (e.g., an issuance upon a deposit of Shares, upon a change in the ADS(s)-to-Share(s) ratio, or for any other reason), excluding issuances as a result of distributions described in paragraph (4) below.

	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) issued.	Person for whom ADSs are issued.
(2) Cancellation of ADSs (e.g., a cancellation of ADSs for Delivery of deposited Shares, upon a change in the ADS(s)-to-Share(s) ratio, or for any other reason).	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) cancelled.	Person for whom ADSs are being cancelled.
(3) Distribution of cash dividends or other cash distributions (e.g., upon a sale of rights and other entitlements).	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held.	Person to whom the distribution is made.
(4) Distribution of ADSs pursuant to (i) stock dividends or other free stock distributions, or (ii) an exercise of rights to purchase additional ADSs.	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held.	Person to whom the distribution is made.
(5) Distribution of securities other than ADSs or rights to purchase additional ADSs (e.g., spin-off shares).	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held.	Person to whom the distribution is made.
6) ADS Services.	Up to U.S. $5.00 per 100 ADSs (or fraction thereof) held on the applicable record date(s) established by the Depositary.	Person holding ADSs on the applicable record date(s) established by the Depositary.

Fees and Other Payments Made by the Depositary to Us. The Depositary may reimburse us for certain expenses incurred by us in respect of the ADR program, by making available a portion of the ADS fees charged in respect of the ADR program or otherwise, upon such terms and conditions as agreed by the Company and the Depositary.

The Company, Holders, persons depositing Shares or withdrawing Deposited Securities in connection with ADS issuances and cancellations, and persons for whom ADSs are issued or cancelled shall be responsible for the following ADS charges under the terms of the Deposit Agreement:

(i)	taxes (including applicable interest and penalties) and other governmental charges;

(ii)

such registration fees as may from time to time be in effect for the registration of Common Shares or other Deposited Securities on the share register and applicable to transfers of Common Shares or other Deposited Securities to or from the name of the Custodian, the Depositary or any nominees upon the making of deposits and withdrawals, respectively;

(iii)

such cable, telex and facsimile transmission and delivery expenses as are expressly provided in the Deposit Agreement to be at the expense of the person depositing Common Shares or withdrawing Deposited Property or of the Holders of ADSs;

(iv)	the expenses and charges incurred by the Depositary in the conversion of foreign currency;

(v)

such fees and expenses as are incurred by the Depositary in connection with compliance with exchange control regulations and other regulatory requirements applicable to Deposited Property, ADSs and ADRs; and

(vi)	the fees and expenses incurred by the Depositary, the Custodian, or any nominee in connection with the servicing or delivery of Deposited Property.

Taxation. We file tax reports with governmental authorities or agencies and may, along with the Depositary and the Custodian file such reports as necessary to reduce or eliminate applicable taxes on dividends and on other distributions in respect of Deposited Property for you. The Depositary and Custodian will seek to obtain tax refunds, reduced withholding of tax at source on dividends and other benefits under applicable tax treaties or laws with respect to dividends and other distributions on the Deposited Property. As a condition to receiving such benefits, you may be required to file proof of taxpayer status, residence and beneficial ownership. The Depositary and the Company shall have no obligation or liability to you if you fail to provide such information.  None of the Depositary, the Custodian or the Company shall be liable for the failure by you to obtain the benefits of credits on the basis of non-U.S. tax paid against your income tax liability.

Amendments (Item 12.D.2(g) of Form 20-F). The Deposit Agreement may at any time be amended or supplemented by written agreement between the Company and the Depositary in any respect which they may deem necessary or desirable without your prior written consent. Any amendment or supplement which shall impose or increase any fees or charges (other than charges in connection with foreign exchange control regulations, and taxes and other governmental charges, delivery and other such expenses), or which shall otherwise materially prejudice any of your substantial existing rights shall not, however, become effective as to outstanding ADSs until the expiration of a notice period of such amendment or supplement shall have been given to you. In no event shall any amendment or supplement impair your right to surrender such ADS and receive therefor the Deposited Securities represented thereby, except to comply with mandatory provisions of applicable law.

Termination (Item 12.D.2(g) of Form 20-F). The Depositary shall, at any time at our written discretion, terminate the Deposit Agreement by distributing notice of such termination to you at least thirty days prior to the date of termination (the “Termination Date”). The Depositary may also terminate the Deposit Agreement or be removed by us, and, in either case, if a successor depositary is not appointed after ninety days, the Depositary may then terminate the Depositary Agreement by notifying you of such termination at least thirty days prior to the Termination Date. Until the Termination Date, the Depositary shall continue to perform all of its obligations under the Deposit Agreement, and you will be entitled to all of your rights under the Deposit Agreement.

If any ADSs shall remain outstanding after the Termination Date, the Registrar and the Depositary shall not, after the Termination Date, have any obligation to perform any further acts under the Deposit Agreement, except that the Depositary shall continue to collect dividends and other distributions pertaining to Deposited Securities, sell Deposited Property received in respect of Deposited Securities, deliver Deposited Securities, together with any dividends or other distributions received with respect thereto and the net proceeds of the sale of any other Deposited Property, in exchange for ADSs surrendered to the Depositary, and take such actions as may be required under applicable law in connection with its role as Depositary under the Deposit Agreement.

The Depositary may, independently and without the need for any action by the Company, make available to you a means to withdraw the Deposited Securities represented by their ADSs and to direct the deposit of such Deposited Securities into an unsponsored American depositary shares program established by the Depositary, per the Deposit Agreement.

Books of Depositary (Item 12.D.2(h) of Form 20-F). We are subject to the periodic reporting requirements of the Exchange Act and, accordingly, are required to file or furnish certain reports with the SEC. These reports can be retrieved from the SEC’s website (www.sec.gov) and can be inspected and copied at the public reference facilities maintained by the SEC located at 100 F Street, N.E., Washington D.C. 20549.

The Registrar shall keep books for the registration of ADSs which at all reasonable times shall be open for inspection by us and by you, provided that such inspection shall not be, to the Registrar’s knowledge, for the purpose of communicating with you in the interest of a business or object other than the business of our company or other than a matter related to the Deposit Agreement or the ADSs. The Registrar may close the transfer books with respect to the ADSs, at any time or from time to time, when deemed necessary or advisable by it in good faith in connection with the performance of its duties or at our reasonable written request.

Notices and Reports (Item 12.D.2(d) of Form 20-F). On or before the first date on which we give notice, by publication or otherwise, of any meeting of Holders, or of any adjourned meeting of such Holders, or of the taking of any action by such Holders other than at a meeting, or of the taking of any action in respect of any cash or other distributions or the offering of any rights in respect of Deposited Securities, we shall transmit to the Depositary and the Custodian a copy of the notice thereof in the English language. We will also furnish to the Custodian and the Depositary a summary, in English, of any applicable provisions or proposed provisions of the Articles of Association of the Company that may be relevant or pertain to such notice of meeting or be the subject of a vote thereat. We will also transmit to the Depositary (a) an English language version of the other notices, reports and communications which are made generally available by us to holders of its Common Shares or other Deposited Securities and (b) the English-language versions of our annual and semi-annual reports prepared in accordance with the applicable requirements of the SEC to the extent such notices, reports and communications are not available on our website or are not otherwise publicly available. The Depositary shall arrange, at our request, to provide copies thereof to you or make such notices, reports and other communications available to you.

Limitation of Liability (Item 12.D.2(j) of Form 20-F). Gravity and the Depositary assume no obligation and shall not be subject to any liability under the Deposit Agreement to you, except that we both agree to perform our obligations set forth in the Deposit Agreement without negligence or bad faith. Neither the Depositary, nor Gravity, nor any of their respective controlling persons, or agents, shall be under any obligation to appear in, prosecute or defend any action, suit or other proceeding in respect of any Deposited Property or in respect of the ADSs, which in their opinion may involve us in expense or liability, unless indemnity satisfactory to them against all expense and liability be furnished as often as may be required. The Depositary and its agents shall not be liable for any failure to carry out any instructions to vote any of the Deposited Securities, or for the manner in which any vote is cast or the effect of any vote, provided that any such action or omission is in good faith and without negligence and in accordance with the terms of the Deposit Agreement.

Neither Gravity nor the Depositary shall incur any liability for any failure to accurately determine that any distribution or action may be lawful or reasonably practicable, for any investment risk associated with acquiring an interest in the Deposited Property, for any tax consequences that may result from the ownership of ADSs, Common Shares or other Deposited Property, for the creditworthiness of any third party, for allowing any rights to lapse upon the terms of the Deposit Agreement, for any action of or failure to act by, or any information provided or not provided by, DTC or for any action or non-action by it in reliance upon the opinion, advice of or information from legal counsel, accountants, any person presenting Common Shares for deposit, any Holder or any other person believed by it in good faith to be competent to give such advice or information. The Depositary shall not incur any liability for the validity or worth of the Deposited Property, for the value of any Deposited Property or any distribution thereon, for any interest on Deposited Property, for the content of any information submitted to it by us for distribution to you or for any inaccuracy of any translation thereof, or for the failure or timeliness of any notice from Gravity.

The Depositary shall not be liable for any acts or omissions made by a successor depositary whether in connection with a previous act or omission of the Depositary or in connection with any matter arising wholly after the removal or resignation of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without negligence or bad faith while it acted as Depositary. The Depositary shall not be liable for any acts or omissions made by a predecessor depositary whether in connection with an act or omission of the Depositary or in connection with any matter arising wholly prior to the appointment of the Depositary, provided that in connection with the issue out of which such potential liability arises the Depositary performed its obligations without negligence or bad faith while acting as Depositary.

Governing Law and Jurisdiction. The Deposit Agreement and the ADRs shall be governed by the laws of the State of New York. Notwithstanding anything contained in the Deposit Agreement, any ADR or any present or future provisions of the laws of the State of New York, your rights and the obligations and duties of the Company in respect to you, as such, shall be governed by the laws of the Republic of Korea (or, if applicable, such other laws as may govern the Deposited Securities).